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                                                                   EXHIBIT 10.42

                              OFFICER'S CERTIFICATE


         I, the undersigned, do hereby certify and represent that:

         1. I am the duly elected Senior Vice President and Chief Business Officer of deCODE genetics, Inc., a Delaware Corporation.

         2. Pursuant to Rule 306(a) of Regulation S-T, the following exhibit
10.42 to deCODE genetics, Inc.'s Registration Statement on Form S-1 is a fair and accurate English translation of a document prepared in the Icelandic language.

         IN WITNESS WHEREOF, I have signed this Officer's Certificate in my capacity as Senior Vice President and Chief Business Officer of deCODE genetics, Inc. on this 7th day of March, 2000.


                       By:     /s/  Hannes T. Smarason
                               --------------------------
                       Name:   Hannes T. Smarason
                       Title:  Senior Vice President and Chief Business Officer


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                                    AGREEMENT

The University of Iceland, Islensk Erfdagreining ehf., and the City of Reykjavik hereby enter into the following Agreement, with the aim of promoting co-operation and encouraging the development of vigorous scientific and professional activities in the field of health science in the University District for the benefit of all the parties hereto:

1. The City of Reykjavik undertakes, in co-operation with the University of Iceland, to amend the land use plan of the University District so as to permit the construction of a building which will house the operations of Islensk Erfdagreining ehf., on the site marked with the letter H on the design plan of the District. Permission shall be granted for a building of approximately of 10,000 square metres.

2. Provisions of the land use plan regarding the maximum size of buildings permitted in the University District shall not change, notwithstanding the permission granted for the construction of a larger building on site H than the maximum currently allowed by the plan.

3. Amendment of the land use plan shall be completed as soon as possible, and shall be fully completed within three months from the date of signature of this Agreement.

4. The City of Reykjavik will allocate the site in question to Islensk erfdagrreining ehf. as soon as the land use plan has been amended. For the site and accompanying construction rights, Islensk erfdagreining ehf. shall pay to the City of Reykjavik the amount of ISK 104,180,000, based on a building of 10,000 square metres in size. The payment shall be divided into two equal halves, one half to be used in the interests of the University of Iceland. The land use plan shall include provisions stipulating that the only activities permitted in the building shall be high-technology, research and university-level teaching. The site lease agreement shall provide for rights of first refusal of the University regarding the purchase of any facilities on the site. Should the University be offered first refusal rights at a price which the institution regards as unacceptable, the University may then purchase the aforesaid facilities at assessed value, i.e. the real estate itself, not including interior fixtures and other chattels. Price and terms of payment will be decided by two court-appointed appraisers and based on the replacement value of the buildings with due consideration to their condition.

5. All parties to this Agreement agree that the site forms a part of the University District. By the allocation of the site to Islensk erfdagreining ehf. the University of Iceland will develop closer ties to the Icelandic industries, especially to the growing sector involved in the creation of knowledge and high technology. Should Islensk erfdagrreining ehf. cease its operations on the site, the purchasing rights of the University shall enter into effect, as described in item 4 above.

6. Islensk erfdagreining ehf. undertakes to construct the building on the site within two years after the amendments to the land use plan have been made and the formal allotment of the site has taken place.

7. Islensk erfdagreining ehf. shall arrange a closed competition for the design of the building, i.e. purchase at least three proposals from as many independent architect firms, and select the one it considers of the greatest merit after giving the University an opportunity to express its opinions of the proposals. Specifications of the project assigned to the architects shall include a requirement that it must be possible to connect the building by an enclosed walkway to other buildings that the University may subsequently

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     construct to the west of the site. The University shall be consulted on this part of the project description.

8. The University of Iceland shall be granted limited use of a lecture hall, conference room, and teaching and student facilities in the building of Islensk erfdagreining ehf. to the extent permitted by the operations of the company. A separate agreement shall be made between the University and Islensk erfdagreining ehf. regarding the former party's use of the building owned by the Company.

9. Islensk erfdagreining ehf. shall have the right to assign construction rights or buildings on the site to a third party, with the terms, obligations and undertakings described in this Agreement. For example, Islensk erfdagreining ehf. may arrange for a leasing firm to construct, own, or operate a building on the site, provided that this in no way diminishes or curtails the rights or interests of the University of Iceland. Islensk erfdagreining ehf. may purchase construction rights or buildings on the site from a third party without giving rise to a right of first refusal by the University as described in item 4 above.

10. This Agreement is made in three identical copies and signed in the presence of witnesses. Each party shall retain one copy of the Agreement.


                           REYKJAVIK, 15 FEBRUARY 2000


  ON BEHALF OF THE UNIVERSITY OF
              ICELAND


       Pall Skulason [sign.]



       ON BEHALF OF ISLENSK
        ERFDAGREINING EHF.


      Kari Stefansson [sign.]


ON BEHALF OF THE CITY OF REYKJAVIK



Ingibjorg Solrun Gisladottir [sign.]


Witnessed by: Kristin A. Arnadottir [sign.]